EXHIBIT 99.3

QT 5, Inc. Merger Effective
Thursday January 9, 3:49 pm ET

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Jan. 9, 2003--QT 5, Inc.
(OTCBB:QTFV - NEWS), the makers of Nicowater(TM) and the Know Now System of on site and mobile medical test kits has announced today that the Nasdaq Stock
Market has approved its common stock for trading on the Over The Counter
Bulletin Board Quotation System under the symbol “QTFV.” Pursuant to the terms of the merger the company effected a 5 for 1 forward split, changed the name to QT 5, Inc. and all officers and directors resigned and appointed
Timothy Owens to CEO and Steve Reder to President as well as to the Board of
Directors.

Tim Owens, QT5‘s CEO, stated, “We are very excited by this
development and are looking forward to the New Year. With this listing process now behind us we will be able to focus on bringing our current products under development to market. We look forward to sharing more news and developments with our stockholders during the course of what we think will be an exciting year filled with new growth and opportunities for QT 5, Inc.”

The Company

QT 5, Inc. is a developer, distributor, and marketer of Bio-Med testing and
Nutracutical Beverage products. Nicowater(TM), is a water based nicotine product to provide "Adult Smokers an alternative to smoking." Nicowater(TM) will be sold in 8 and 16.9 oz. Bottles. This product is covered under a U.S. Patent.

QuickTest, one of our “Know Now” test products is a self
regulating In Vitro Urine Analysis Drug Test to the retail Over The Counter
(O.T.C.), business, industrial, schools and government markets. To date, we have been engaged in the Research and Development of proprietary products and programs for business and government use to educate and limit liability of employee drug use, sexual harassment and work place discrimination.

About Nicowater(TM)

Nicowater(TM) is an odorless and tasteless water based nicotine product for
“when you want to smoke but can’t or can smoke but
shouldn’t.” Unlike other nicotine products, Nicowater(TM) is suitable for sale in a wide venue of retail outlets (i.e. drug stores, markets, restaurants, airlines, and convenience stores). Nicowater(TM) will be available wherever cigarettes are sold to provide an alternative to smoking. We are in the approval and compliance process in all the major markets around the world.

About QuickTest

QuickTest for drugs is a rapid immunochromatographic assay for the simultaneous qualitative detection of Cocaine, Marijuana, Morphine, P.C.P.,
Amphetamines and/or their metabolites in urine. The Drug Cup assay provides only the first step. A more specific alternate chemical method must be used in order to obtain a confirmed analytical result. Gas chromatography/mass spectrometry
(GC/MC) is the preferred confirmatory method.

Forward-Looking Statement

The statements in this news release contain forward-looking information and statements, which may involve certain risks, assumptions and uncertainties, including the inability to secure the necessary approvals from the FDA, the lack of acceptance of the company’s products by its customers and prospects, the inability to secure the necessary product sales and the inability to obtain necessary substantial additional capital to manufacture and market its product and otherwise implement its business plan. In each case, actual results may differ materially from such forward-looking statements. QT5 does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:
     QT 5, Inc.
     Steven H. Reder, 818/338-1510
     STEVE@NICOWATER.NET